EXHIBIT 8.1
950 F Street, N.W.
Washington, DC 20004
202-756-3300
Fax: 202-756-3333
www.alston.com
[DRAFT — SUBJECT TO CHANGE]
[Date]
NorthEnd Income Property Trust Inc.
4 World Financial Center
New York, NY 10080
     Re: Registration Statement on Form S-11
Ladies and Gentlemen:
     In connection with the registration statement on Securities Form S-11, as in the form filed on                           , 2008 (the “Registration Statement”), relating to the registration for sale of shares of common stock by NorthEnd Income Property Trust Inc., a Maryland corporation (the “Company”), having an aggregate offering price of $2,250,000,000, you have requested that we render an opinion with respect to (i) the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the accuracy of the discussion of US federal income tax considerations contained under the heading “Material United States Federal Income Tax Considerations” in the Registration Statement.
     In preparing this opinion, we have reviewed the Registration Statement, the Company’s Amended and Restated Articles of Incorporation and Bylaws, the Limited Partnership Agreement of NorthEnd Operating Partnership LP (the “Partnership Agreement” of the “Operating Partnership”), and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, you have provided us with, and we are relying upon the correctness of, the factual representations and covenants in a certificate of an Officer of the Company (the “Officer’s Certificate”) relating to, among other things, the actual and proposed operations of the Company and the entities in which it holds direct or indirect interests. We have assumed, with your consent, that (i) the representations set forth in the Officer’s Certificate and the description of the Company, the Operating Partnership, and their proposed activities in the Registration Statement are true, accurate, and complete as of the date hereof and that during its taxable year ending December 31 of the year in which the escrow period concludes and subsequent taxable years, the Company and the entities in which it holds direct or indirect interests will operate in a manner that will make the representations contained in Officer’s Certificate and the description of the Company, the Operating Partnership, and their proposed activities in the Registration Statement true for such

Atlanta • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

NorthEnd Income Property Trust Inc.
[Date]

years, (ii) the Company will not make any amendments to its organizational documents or to the Partnership Agreement after the date of this opinion that would affect its qualification as a REIT for any taxable year, and (iii) no action will be taken after the date hereof by the Company or any of the entities in which it holds direct or indirect interests that would have the effect of altering the facts upon which the opinions set forth below are based.
     For purposes of our opinion, we have not made an independent investigation of the facts, representations, and covenants set forth in the Officer’s Certificate, the Registration Statement, or in any other document. Consequently, we have assumed, and relied on your representations, that the information presented in the Officer’s Certificate, the Registration Statement, and other documents accurately and completely describe all material facts relevant to our opinion. We have assumed that such representations are true without regard to any qualification as to knowledge or belief. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.
     In rendering the opinion set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.
     Based on the foregoing, we are of the opinion that:
     (i) Commencing with the Company’s taxable year ending December 31 of the year in which the initial offering date occurs, and assuming that the elections and other procedural steps referred to in the Officer’s Certificate are completed by the Company in a timely fashion, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s contemplated method of operations, as described in the Officer’s Certificate, the Offering Memorandum, and the Prospectus, will enable it to satisfy the requirements for such qualification commencing with such year.
     (ii) The statements in the Registration Statement under the caption “Material United States Federal Income Tax Considerations,” to the extent that they describe matters of law or legal conclusions, fairly summarize the matters described therein in all material respects.
     The opinion set forth above represents our conclusion based upon the documents, facts, representations, and assumptions referred to above. Any material amendments to such documents, changes in significant facts, or inaccuracy of such representations or assumptions could affect the opinion referred to herein. Moreover, the Company’s

NorthEnd Income Property Trust Inc.
[Date]

qualification as a REIT under the Code depends on the ability of the Company to meet for each taxable year, through actual operating results, requirements under the Code regarding gross income, assets, distributions and diversity of stock ownership. We have not undertaken, and will not undertake, to review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy the requirements for the Company to qualify as a REIT under the Code.
     The opinion expressed herein is given as of the date hereof and is based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein. Finally, our opinion is limited to the U.S. federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to the Company or any other person, and we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.
     No opinion other than that expressly contained herein may be inferred or implied. We have no obligation to update this opinion.
     We hereby consent to the filing of this opinion letter as Exhibit 8 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. Furthermore, we hereby consent to the description and summarization of the tax consequences in the Registration Statement under the caption “Material United States Federal Income Tax Considerations.” In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours, ALSTON & BIRD LLP
By